Exhibit 10.2

INVESTMENT MANAGEMENT TRUST AGREEMENT

This Agreement is made as of December 19, 2006 by and between Middle Kingdom Alliance Corp. (the “Company”) and Continental Stock Transfer & Trust Company (“Trustee”).

WHEREAS, the Company’s Registration Statements on Forms S-1, No. 333-133475 and 333-139325 (“Registration Statement”), for its initial public offering of securities (“IPO”) has been declared effective as of the date hereof by the Securities and Exchange Commission (“Effective Date”); and

WHEREAS, I-Bankers Securities, Inc. (“I-Bankers”), Newbridge Securities Corp. and Westminster Securities Corp. (collectively, the “Representatives”) are acting as the representatives of the underwriters in the IPO; and

WHEREAS, as described in the Company’s Registration Statement, and in accordance with the Company’s Amended and Restated Certificate of Incorporation, $27,192,000 ($31,270,800 if the underwriters’ over-allotment option is exercised in full) will be delivered to the Trustee to be deposited and held in a trust account for the benefit of the Company and the holders of the Company’s Class B common stock, par value $.001 per share (“Class B Stock”) (except as otherwise provided herein) and in the event the units to be issued in the IPO are registered in Colorado, pursuant to Section 11-51-302(6) of the Colorado Revised Statutes (the amount to be delivered to the Trustee will be referred to herein as the “Property”; the stockholders for whose benefit the Trustee shall hold the Property will be referred to as the “Stockholders,” and the Stockholders and the Company will be referred to together as the “Beneficiaries”); and

WHEREAS, pursuant to the Underwriting Agreement, dated as of December 13, 2006, between the Company and the Representatives, a portion of the Property equal to $1,017,600 ($1,170,240 if the underwriters’ over-allotment option is exercised in full) is attributable to deferred underwriting compensation that will become payable by the Company to the underwriters upon the consummation of a Business Combination (as defined in the Registration Statement) (the “Deferred Discount”); and

WHEREAS, the Company and the Trustee desire to enter into this Agreement to set forth the terms and conditions pursuant to which the Trustee shall hold the Property;

IT IS AGREED:

1. Agreements and Covenants of Trustee. The Trustee hereby agrees and covenants to:

(a) Hold the Property in trust for the Beneficiaries in accordance with the terms of this Agreement, including the terms of Section 11-51-302(6) of the Colorado Statute, in a segregated trust account (“Trust Account”) established by the Trustee at a branch of JPMorgan Chase NY Bank and utilizing the services of Wachovia Securities, LLC;

(b) Manage, supervise and administer the Trust Account subject to the terms and conditions set forth herein;

(c) In a timely manner, upon the instruction of the Company, invest and reinvest the Property in any Government Security. As used herein, “Government Security” means any Treasury Bill issued by the United States, maturing in not more than one hundred and eighty days;

(d) Collect and receive, when due, all principal and income arising from the Property, which shall become part of the “Property,” as such term is used herein;

(e) Notify the Company and the Representatives of all communications received by it with respect to any Property requiring action by the Company;

(f) Supply any necessary information or documents as may be requested by the Company in connection with the Company’s preparation of the tax returns for the Company;

(g) Participate in any plan or proceeding for protecting or enforcing any right or interest arising from the Property if, as and when instructed by the Company to do so;

(h) Render to the Company and to the Representatives, and to such other person as the Company may instruct, monthly written statements of the activities of and amounts in the Trust Account reflecting all receipts and disbursements of the Trust Account; and

(i) Commence liquidation of the Trust Account only after receipt of and only in accordance with the terms of a letter (“Termination Letter”), in a form substantially similar to that attached hereto as either Exhibit A or Exhibit B, signed on behalf of the Company by its Chief Executive Officer, Chief Financial Officer or Secretary, and complete the liquidation of the Trust Account and distribute the Property in the Trust Account only as directed in the Termination Letter and the other documents referred to therein; provided, however, that in the event that a Termination Letter has not been received by [18 months from the Effective Date] (or the date that is the six month anniversary of such date, in the event that a letter of intent, agreement in principle or definitive agreement has been executed prior to such date in connection with a Business Combination (as defined in the Termination Letter attached hereto as Exhibit A) that has not been consummated by [18 months from the Effective Date]), the Trust Account shall be liquidated in accordance with the procedures set forth in the Termination Letter attached as Exhibit B to the stockholders of record on the record date as established by the Company. In all cases, the Trustee shall provide the Representatives with a copy of any Termination Letter and/or any other correspondence that it receives with respect to any proposed withdrawal from the Trust Account promptly after it receives the same.

(j) The distribution, if any, of the Deferred Discount to the underwriters upon the liquidation of the Trust Account in connection with a Business Combination as provided herein shall be made from the Trust Account through the Trustee (and not through the Company) in accordance with a written instruction letter from the Company and countersigned by I-Bankers on behalf of the Representatives.

2. Limited Distributions of Income on Property.

(a) If there is any federal, state or local income tax obligation relating to the income of the Company (including Property of the Trust Account), then, at the written instruction of the Company, the Trustee shall disburse to the Company by wire transfer, out of the Property in the Trust Account, the amount indicated by the Company as required to pay income taxes; and

(b) Upon the written request from the Company, the Trustee shall distribute to the Company on a monthly basis an amount equal to one-half of the income collected on the Property [prior to the payment of any amounts set forth in Section 2(a)] through the last day of the immediately preceding month; provided that the total amount of income that may be distributed pursuant to this Section 2(b) is $1,200,000 and provided further that to the extent that the aggregate sum of the distributions exceeds $900,000, the Company shall provide the Trustee with an authorization letter from Wachovia Bank prior to the Trustee making any further distribution to the Company. The first such distribution shall be for the period ending on December 31, 2006.

(c) Upon receipt by the Trustee of a written request from the Company for distributions from the Trust Account in connection with a plan of dissolution and distribution, accompanied by an Officers Certificate signed by the Chief Executive Officer and Chief Financial Officer of the Company certifying as true, accurate and complete (i) a statement of the amount of actual expenses incurred or, where known with reasonable certainty, imminently to be incurred by the Company in connection with its dissolution and distribution, including any fees and expenses incurred or imminently to be incurred by the Company in connection with seeking stockholder approval of the Company’s plan of dissolution and distribution, and (ii) any amounts due to pay creditors or required to reserve for payment to creditors, the Trustee shall distribute the requested amount to the Company.

(d) Except as provided in Sections 2(a), 2(b) and 2(c) above, no other distributions from the Trust Account shall be permitted except in accordance with Section 1(i) and (j) hereof.

3. Agreements and Covenants of the Company. The Company hereby agrees and covenants to:

(a) Give all instructions to the Trustee hereunder in writing, signed by the Company’s Chief Executive Officer, Chief Financial Officer or Secretary. In addition, except with respect to its duties under paragraph 1(i) above, the Trustee shall be entitled to rely on, and shall be protected in relying on, any verbal or telephonic advice or instruction which it in good faith believes to be given by any one of the persons authorized above to give written instructions, provided that the Company shall promptly confirm such instructions in writing;

(b) Hold the Trustee harmless and indemnify the Trustee from and against, any and all expenses, including reasonable counsel fees and disbursements, or loss suffered by the Trustee in connection with any action, suit or other proceeding brought against the Trustee involving any claim, or in connection with any claim or demand which in any way arises out of or relates to this Agreement, the services of the Trustee hereunder, or the Property or any income earned from investment of the Property, except for expenses and losses resulting from the Trustee’s gross negligence or willful misconduct. Promptly after the receipt by the Trustee of notice of demand or claim or the commencement of any action, suit or proceeding, pursuant to which the Trustee intends to seek indemnification under this paragraph, it shall notify the Company in writing of such claim (hereinafter referred to as the “Indemnified Claim”). The Trustee shall have the right to conduct and manage the defense against such Indemnified Claim, provided, that the Trustee shall obtain the consent of the Company with respect to the selection of counsel, which consent shall not be unreasonably withheld. The Company may participate in such action with its own counsel; and

(c) Pay the Trustee an initial acceptance fee of $1,000 and an annual fee of $3,000 (it being expressly understood that the Property shall not be used to pay such fee). In addition, the Company shall pay the Trustee a transaction processing fee of $250 for each disbursement made pursuant to section 2(a) and 2(b). It is agreed that said fees shall be deducted from the disbursements made to the Company pursuant to section 2(b). The Company shall pay the Trustee the initial acceptance fee and first year’s fee at the consummation of the IPO and thereafter on the anniversary of the Effective Date. The Trustee shall refund to the Company the fee (on a pro rata basis) with respect to any period after the liquidation of the Trust Fund. The Trustee shall also be entitled to reimbursement from the Company for all expenses paid or incurred by it in the administration of its duties hereunder including, but not limited to, all counsel, advisors’ and agents’ fees and disbursements and all taxes or other governmental charges. The Company shall not be responsible for any other fees or charges of the Trustee except as set forth in this Section 3(c) and as may be provided in paragraph 3(b) hereof (it being expressly understood that the Property shall not be used to make any payments to the Trustee under such paragraph).

4. Limitations of Liability. The Trustee shall have no responsibility or liability to:

(a) Take any action with respect to the Property, other than as directed in paragraph 1 hereof and the Trustee shall have no liability to any party except for liability arising out of its own gross negligence or willful misconduct;

(b) Institute any proceeding for the collection of any principal and income arising from, or institute, appear in or defend any proceeding of any kind with respect to, any of the Property unless and until it shall have received instructions from the Company given as provided herein to do so and the Company shall have advanced or guaranteed to it funds sufficient to pay any expenses incident thereto;

(c) Change the investment of any Property, other than in compliance with paragraph 1(c);

(d) Refund any depreciation in principal of any Property;

(e) Assume that the authority of any person designated by the Company to give instructions hereunder shall not be continuing unless provided otherwise in such designation, or unless the Company shall have delivered a written revocation of such authority to the Trustee;

(f) The other parties hereto or to anyone else for any action taken or omitted by it, or any action suffered by it to be taken or omitted, in good faith and in the exercise of its own best judgment, except for its gross negligence or willful misconduct. The Trustee may rely conclusively and shall be protected in acting upon any order, notice, demand, certificate, opinion or advice of counsel (including counsel chosen by the Trustee), statement, instrument, report or other paper or document (not only as to its due execution and the validity and effectiveness of its provisions, but also as to the truth and acceptability of any information therein contained) which is believed by the Trustee, in good faith, to be genuine and to be signed or presented by the proper person or persons. The Trustee shall not be bound by any notice or demand, or any waiver, modification, termination or rescission of this agreement or any of the terms hereof, unless evidenced by a written instrument delivered to the Trustee signed by the proper party or parties and, if the duties or rights of the Trustee are affected, unless it shall give its prior written consent thereto;

(g) Verify the correctness of the information set forth in the Registration Statement or to confirm or assure that any acquisition made by the Company or any other action taken by it is as contemplated by the Registration Statement; and

(h) Except as set forth in Section 2(a), pay any taxes on behalf of the Trust Account.

(i) Verify calculations, qualify or otherwise approve Company requests for distributions pursuant to paragraph 2(a) and 2(b).

5. Termination. This Agreement shall terminate as follows:

(a) If the Trustee gives written notice to the Company that it desires to resign under this Agreement, the Company shall use its reasonable efforts to locate a successor trustee. At such time that the Company notifies the Trustee that a successor trustee has been appointed by the Company and has agreed to become subject to the terms of this Agreement, the Trustee shall transfer the management of the Trust Account to the successor trustee, including but not limited to the transfer of copies of the reports and statements relating to the Trust Account, whereupon this Agreement shall terminate; provided, however, that, in the event that the Company does not locate a successor trustee within ninety days of receipt of the resignation notice from the Trustee, the Trustee may submit an application to have the Property deposited with the United States District Court for the Southern District of New York and upon such deposit, the Trustee shall be immune from any liability whatsoever; or

(b) At such time that the Trustee has completed the liquidation of the Trust Account in accordance with the provisions of paragraph 1(i) hereof, and distributed the Property in accordance with the provisions of the Termination Letter, this Agreement shall terminate except with respect to Paragraph 3(b).

6. Miscellaneous.

(a) The Company and the Trustee each acknowledge that the Trustee will follow the security procedures set forth below with respect to funds transferred from the Trust Account. Upon receipt of written instructions, the Trustee will confirm such instructions with an Authorized Individual at an Authorized Telephone Number listed on the attached Exhibit D. The Company and the Trustee will each restrict access to confidential information relating to such security procedures to authorized persons. Each party must notify the other party immediately if it has reason to believe unauthorized persons may have obtained access to such information, or of any change in its authorized personnel. In executing funds transfers, the Trustee will rely upon account numbers or other identifying numbers of a beneficiary, beneficiary’s bank or intermediary bank, rather than names. The Trustee shall not be liable for any loss, liability or expense resulting from any error in an account number or other identifying number, provided it has accurately transmitted the numbers provided.

(b) This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York, without giving effect to conflict of laws. It may be executed in several counterparts, each one of which shall constitute an original, and together shall constitute but one instrument.

(c) This Agreement contains the entire agreement and understanding of the parties hereto with respect to the subject matter hereof. This Agreement or any provision hereof may only be changed, amended or modified by a writing signed by each of the parties hereto; provided, however, that no such change, amendment or modification may be made without the prior written consent of I-Bankers acting on behalf of the Representatives. As to any claim, cross-claim or counterclaim in any way relating to this Agreement, each party waives the right to trial by jury.

(d) The parties hereto consent to the jurisdiction and venue of any state or federal court located in the City of New York for purposes of resolving any disputes hereunder.

(e) Any notice, consent or request to be given in connection with any of the terms or provisions of this Agreement shall be in writing and shall be sent by express mail or similar private courier service, by certified mail (return receipt requested), by hand delivery or by facsimile transmission:

if to the Trustee, to:

Continental Stock Transfer & Trust Company

17 Battery Place, 8th Floor

New York, New York

Attn: Steven G. Nelson, Chairman

Fax No.: (212) 509-5150

if to the Company, to:

Attention: Fred A. Brasch

Chief Financial Officer

333 Sandy Springs Circle, Suite 223

Atlanta, GA 30328

Fax No.: (404) 257-9125

with a copy to:

Attention: David A. Rapaport, Esq.

Secretary & General Counsel

333 Sandy Springs Circle, Suite 223

Atlanta, GA 30328

Fax No.: (404) 257-9125

in either case with a copy to:

Cozen O’Connor

The Army & Navy Club Building

1627 I Street, NW, Suite 1100

Washington, DC 20006

Attn: Ralph V. De Martino

Fax:(866) 741-8182

(f) This Agreement may not be assigned by the Trustee without the prior consent of the Company.

(g) Each of the Trustee and the Company hereby represents that it has the full right and power and has been duly authorized to enter into this Agreement and to perform its respective obligations as contemplated hereunder. The Trustee acknowledges and agrees that it shall not make any claims or proceed against the Trust Account, including by way of set-off, and shall not be entitled to any funds in the Trust Account under any circumstance.

[Signature page to follow]

IN WITNESS WHEREOF, the parties have duly executed this Investment Management Trust Agreement as of the date first written above.

CONTINENTAL STOCK TRANSFER & TRUST COMPANY, as Trustee

By:	/s/ Steven G. Nelson
Name:	Steven G. Nelson
Title:	Chairman

MIDDLE KINGDOM ALLIANCE CORP.

By:	/s/ Bernard J. Tanenbaum III
Name:	Bernard J. Tanenbaum III
Title:	Chief Executive Officer

EXHIBIT A

[LETTERHEAD OF COMPANY]

[INSERT DATE]

Attn:

Re: Trust Account No. [            ]

Termination Letter

Gentlemen:

Pursuant to the Investment Management Trust Agreement between Middle Kingdom Alliance Corporation (“Company”) and Continental Stock Transfer & Trust Company (“Trustee”), dated as of December 19, 2006 (“Trust Agreement”), this is to advise you that the Company has entered into an agreement (“Business Agreement”) with              (“Target Business”) to consummate a business combination with Target Business (“Business Combination”) on or about [INSERT DATE]. The Company shall notify you at least 24 hours in advance of the actual date of the consummation of the Business Combination (“Consummation Date”).

In accordance with the terms of the Trust Agreement, we hereby authorize you to commence liquidation of the Trust Account to the effect that, on the Consummation Date, all of the funds held in the Trust Account will be immediately available for transfer to the account or accounts that the Company shall direct on the Consummation Date.

On the Consummation Date (i) counsel for the Company shall deliver to you written notification that (a) the Business Combination has been consummated and (b) the provisions of Section 11-51-302(6) and Rule 51-3.4 of the Colorado Statute have been met and (ii) the Company shall deliver to you written instructions with respect to the transfer of the funds held in the Trust Account that has been countersigned by I-Bankers acting on behalf of the Representatives (“Instruction Letter”). You are hereby directed and authorized to transfer the funds held in the Trust Account, including, but not limited to (a) funds to be delivered to any Stockholder that has properly exercised their conversion rights (as described in the Registration Statement), and (b) pursuant to the terms of the Underwriting Agreement, dated as of December 13, 2006, between the Company and the Representatives, the portion of the Property attributable to the Deferred Discount (as defined in the Trust Agreement), immediately upon your receipt of the counsel’s letter and the Instruction Letter, in accordance with the terms of the Instruction Letter. In the event that certain deposits held in the Trust Account may not be liquidated by the Consummation Date without penalty, you will notify the Company of the same and the Company shall direct you as to whether such funds should remain in the Trust Account and be distributed after the Consummation Date to the Company. Upon the distribution of all the funds in the Trust Account pursuant to the terms hereof, the Trust Agreement shall be terminated.

In the event that the Business Combination is not consummated on the Consummation Date described in the notice thereof and we have not notified you on or before the original Consummation Date of a new Consummation Date, then the funds held in the Trust Account shall be reinvested as provided in the Trust Agreement on the business day immediately following the Consummation Date as set forth in the notice.

Very truly yours,

Middle Kingdom Alliance Corp.

By: ,
Chief Executive Officer

EXHIBIT B

[LETTERHEAD OF COMPANY]

[INSERT DATE]

Attn:

Re: Trust Account No. [        ] Termination Letter

Gentlemen:

Pursuant to paragraph 1(i) of the Investment Management Trust Agreement between Middle Kingdom Alliance Corporation (“Company”) and Continental Stock Transfer & Trust Company (“Trustee”), dated as of December 19, 2006 (“Trust Agreement”), this is to advise you that the Board of Directors of the Company and the stockholders of the Company have voted to dissolve and liquidate the Company. Attached hereto is a copy of the minutes of the meeting of the Board of Directors and the stockholders of the Company relating thereto, certified by the Secretary of the Company as true and correct and in full force and effect.

In accordance with the terms of the Trust Agreement, we hereby (a) certify to you that the provisions of Section 11-51-302(6) and Rule 51-3.4 of the Colorado Statute have been met and (b) authorize you, to commence liquidation of the Trust Account. You will notify the Company and JPMorgan Chase NY Bank (“Designated Paying Agent”) in writing as to when all of the funds in the Trust Account will be available for immediate transfer (“Transfer Date”). The Designated Paying Agent shall thereafter notify you as to the account or accounts of the Designated Paying Agent that the funds in the Trust Account should be transferred to on the Transfer Date so that the Designated Paying Agent may commence distribution of such funds in accordance with the Company’s instructions. You shall have no obligation to oversee the Designated Paying Agent’s distribution of the funds. Upon the payment to the Designated Paying Agent of all the funds in the Trust Account, the Trust Agreement shall be terminated.

Very truly yours,

Middle Kingdom Alliance Corporation

By: ,
Chief Executive Officer

EXHIBIT C

[LETTERHEAD OF COMPANY]

[Insert Date]

Continental Stock Transfer & Trust Company

17 Battery Place

New York, New York 10004

Attn: Steven G. Nelson, Chairman

Re: Trust Account No. [        ] — Distribution of Income on Property

Gentlemen:

Pursuant to paragraph 2(b) of the Investment Management Trust Agreement between Middle Kingdom Alliance Corporation (“Company”) and Continental Stock Transfer & Trust Company (“Trustee”), dated as of December 19, 2006 (“Trust Agreement”), we are requesting for our working capital purposes that you deliver to us $        , representing fifty percent (50%) of the income earned on the Property from                      to                      prior to any deductions made pursuant to Section 2(a) of the Trust Agreement. In accordance with the terms of the Trust Agreement, you are hereby directed and authorized to transfer said amount immediately upon your receipt of this letter to the Company’s operating account at:

Bank:	[ ]
ABA #:	[ ]
Account Name:
Account Number:	[ ]
Reference:	Distribution of Income Earned on Trust Property

Very truly yours,

By:
By:

EXHIBIT D

AUTHORIZED INDIVIDUAL(S)

AUTHORIZED FOR TELEPHONE CALL BACK

COMPANY:	Middle Kingdom Alliance Corporation
Attention: Bernard. J Tanenbaum III
Chief Executive Officer
333 Sandy Springs Circle, Suite 223 Atlanta, GA 30328
Tel No.: (404) 257-9150

or

Attention: Fred A. Brasch
Chief Financial Officer
333 Sandy Springs Circle, Suite 223 Atlanta, GA 30328
Tel No.: (404) 257-9150

TRUSTEE:	Continental Stock Transfer & Trust Company
17 Battery Place, 8th Floor New York, New York 10004
Attn: Steven G. Nelson, Chairman
Telephone: (212) 845-3202
Fax: (212) 509-5150

Middle Kingdom Alliance Corp.

333 SANDY SPRINGS CIRCLE, SUITE 223

ATLANTA, GA 30328-3734

TEL (404) 843-8585 FAX (404) 257-9125

Wednesday, January 10, 2007

Mr. Frank A. DiPaolo

Continental Stock Transfer and Trust Company

17 Battery Place

8th Floor

New York, NY 10004

Re: Investment Management and Trust Agreement Dated December 19, 2006 between Middle Kingdom Alliance Corp and, Continental Stock Transfer and Trust Company (“Trust Agreement”)

Dear Mr. DiPaolo:

This letter confirms that Section 1(c) of the above-referenced Trust Agreement is modified to read as follows:

“(c) In a timely manner, upon the instruction of the Company, invest and reinvest the Property in any Government Security. As used herein, “Government Security” means any security issued or guaranteed as to principal or interest by the United States, or by a person controlled or supervised by and acting as an instrumentality of the Government of the United States pursuant to authority granted by the Congress of the United States; or any certificate of deposit for any of the foregoing;”

Middle Kingdom Alliance Corp.

By:	/s/ Fred A. Brasch
Fred A. Brasch, CFO

Accepted and agreed:

Continental Stock Transfer and Trust Company

By:	/s/ Frank Di Paolo
Name:	Frank Di Paolo
Title:	Chief Financial Officer
Date:	January 10, 2007

[I-Bankers Letterhead]

January 9, 2007

Mr. Frank A. DePaolo

Continental Stock Transfer and Trust Company

17 Battery Place

8th Floor

New York, NY 10004

Re: Investment Management and Trust Agreement Dated January 19, 2006 between Middle Kingdom Alliance Corp and, Continental Stock Transfer and Trust Company (“Trust Agreement”)

Dear Mr. Paolo:

I-Bankers Securities, Inc. is the Representative of the Underwriters for the Initial Public Offering of certain securities of Middle Kingdom Alliance Corp. pursuant to a registration statement which became effective on December 13, 2006 (“Registration Statement”).

It has been brought to our attention that the Trust Agreement entered into as described in the Registration Statement inadvertently contained a definition of “Government Security” that is inconsistent with the Registration Statement. The section of the Trust Agreement in question is Section 1(c), which should read as follows:

“(c) In a timely manner, upon the instruction of the Company, invest and reinvest the Property in any Government Security. As used herein, “Government Security” means any security issued or guaranteed as to principal or interest by the United States, or by a person controlled or supervised by and acting as an instrumentality of the Government of the United States pursuant to authority granted by the Congress of the United States; or any certificate of deposit for any of the foregoing;”

Accordingly, I-Bankers Securities, Inc., as Representative of the Underwriters, hereby consents to the amendment of Section 1(c) of the Trust Agreement to read as set forth above.

Very truly yours,

/s/ Shelley Gluck
Shelley Gluck, President